Exhibit 10.1

AMENDMENT NO. 1

to

2006 STOCK AWARDS PLAN

of

TGC INDUSTRIES, INC.

On April 12, 2010, the Board of Directors of TGC Industries, Inc., a Texas corporation (the “Company”) adopted Amendment No. 1 to the 2006 Stock Awards Plan (the “2006 Plan”) to increase the number of shares authorized for issuance under the 2006 Plan by 2,000,000 shares (from 1,000,000 shares to 3,000,000 shares).  Such amendment was approved by the Company’s shareholders at their annual meeting held on June 11, 2010.

The 2006 Plan, authorizing 1,000,000 shares of Common Stock for issuance, was originally approved by the Company’s shareholders June 6, 2006.  The 2006 Plan is hereby amended by completely replacing Article 5.1 to read as follows:

“5.1        Number Available for Awards.  Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 3,000,000 shares, 100% of which may be delivered pursuant to Incentive Stock Options.  Subject to adjustment pursuant to Articles 11 and 12, no Participant may receive in any calendar year (i) Stock Options relating to more than 50,000 shares of Common Stock, or (ii) Common Stock or Restricted Stock relating to more than 30,000 shares of Common Stock; provided, however, that all such Awards to any Participant during any calendar year shall not exceed an aggregate of more than 80,000 shares of Common Stock.  Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company shall at all times reserve and keep available the number of shares of Common Stock that will be sufficient to satisfy the requirements of this Plan.”

DATED to be effective April 12, 2010.

BOARD OF DIRECTORS OF
TGC INDUSTRIES, INC.

By:	/s/ Wayne A. Whitener
Wayne A. Whitener
President and CEO